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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*


                       QIAO XING UNIVERSAL TELEPHONE, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock ($0.001 per share)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   G7303A 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)

                               [ ] Rule 13d-1(c)

                               [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number G7303A 10 9
Page 2 of 12


--------------------------------------------------------------------------------
         1.  Name of Reporting Person
             S.S. or I.R.S. Identification No. of Reporting Person

                      BH Capital Investments, L.P.
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
         3.  SEC Use Only


--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization

                      Ontario, Canada
--------------------------------------------------------------------------------
                              5.       Sole Voting Power

                                          228,853
                              --------------------------------------------------
                              6.       Shared Voting Power
        Number of Shares
       Beneficially Owned                 0
       By Each Reporting      --------------------------------------------------
         Person With:         7.       Sole Dispositive Power

                                          228,853
                              --------------------------------------------------
                              8.       Shared Dispositive Power

                                          0
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      228,853

--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      Not Applicable
--------------------------------------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)

                      1.75%
--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions)

                      PN
--------------------------------------------------------------------------------

CUSIP Number G7303A 10 9
Page 3 of 12


--------------------------------------------------------------------------------
         1.  Name of Reporting Person
             S.S. or I.R.S. Identification No. of Reporting Person

                      Excalibur Limited Partnership
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
         3.  SEC Use Only


--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization

                      Ontario, Canada
--------------------------------------------------------------------------------
                              5.       Sole Voting Power

                                          228,853
                              --------------------------------------------------
                              6.       Shared Voting Power

        Number of Shares                  0
       Beneficially Owned     --------------------------------------------------
       By Each Reporting      7.       Sole Dispositive Power
         Person With:
                                          228,853
                             ---------------------------------------------------
                              8.       Shared Dispositive Power

                                          0
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      228,853
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      Not Applicable
--------------------------------------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)

                      1.75%
--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions)

                      PN
--------------------------------------------------------------------------------

CUSIP Number G7303A 10 9
Page 4 of 12


--------------------------------------------------------------------------------
         1.  Name of Reporting Person

             S.S. or I.R.S. Identification No. of Reporting Person

                      HB and Co., Inc.
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
         3.  SEC Use Only


--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization

                      Ontario, Canada
--------------------------------------------------------------------------------
                              5.       Sole Voting Power

                                          228,853
                              --------------------------------------------------
                              6.       Shared Voting Power

         Number of Shares                 0
        Beneficially Owned    --------------------------------------------------
        By Each Reporting     7.       Sole Dispositive Power
          Person With:
                                          228,853
                              --------------------------------------------------
                              8.       Shared Dispositive Power

                                          0
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      228,853

--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      Not Applicable
--------------------------------------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)

                      1.75%

--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions)

                      CO
--------------------------------------------------------------------------------

CUSIP Number G7303A 10 9
Page 5 of 12


--------------------------------------------------------------------------------
         1.  Name of Reporting Person
             S.S. or I.R.S. Identification No. of Reporting Person

                      Henry Brachfeld
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
         3.  SEC Use Only


--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization

                      United States

--------------------------------------------------------------------------------
                              5.       Sole Voting Power

                                          228,853
                              --------------------------------------------------
                              6.       Shared Voting Power

         Number of Shares                 0
        Beneficially Owned    --------------------------------------------------
        By Each Reporting     7.       Sole Dispositive Power
          Person With:
                                          228,853
                              --------------------------------------------------
                              8.       Shared Dispositive Power

                                          0
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      228,853
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      Not Applicable
--------------------------------------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)

                      1.75%
--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions)

                      IN
--------------------------------------------------------------------------------

CUSIP Number G7303A 10 9
Page 6 of 12


--------------------------------------------------------------------------------
         1.  Name of Reporting Person
             S.S. or I.R.S. Identification No. of Reporting Person

                      Excalibur Capital Management, Inc.
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
         3.  SEC Use Only


--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization

                      Ontario, Canada
--------------------------------------------------------------------------------
                              5.       Sole Voting Power

                                          228,853
                              --------------------------------------------------
                              6.       Shared Voting Power

         Number of Shares                 0
        Beneficially Owned    --------------------------------------------------
        By Each Reporting     7.       Sole Dispositive Power
          Person With:
                                          228,853
                              --------------------------------------------------
                              8.       Shared Dispositive Power

                                          0
--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      228,853
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      Not Applicable
--------------------------------------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)

                      1.75%

--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions)

                      CO
--------------------------------------------------------------------------------

CUSIP Number G7303A 10 9
Page 7 of 12


--------------------------------------------------------------------------------
         1.  Name of Reporting Person
             S.S. or I.R.S. Identification No. of Reporting Person

                      William S. Hechter
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
         3.  SEC Use Only


--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization

                      Ontario, Canada
--------------------------------------------------------------------------------
                              5.       Sole Voting Power

                                          228,853
                              --------------------------------------------------
                              6.       Shared Voting Power

         Number of Shares                 0
        Beneficially Owned    --------------------------------------------------
        By Each Reporting     7.       Sole Dispositive Power
          Person With:
                                          228,853
                              --------------------------------------------------
                              8.       Shared Dispositive Power

                                          0

--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      228,853
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      Not Applicable
--------------------------------------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)

                      1.75%
--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions)

                      IN
--------------------------------------------------------------------------------

CUSIP Number G7303A 10 9
Page 8 of 12


--------------------------------------------------------------------------------
         1.  Name of Reporting Person
             S.S. or I.R.S. Identification No. of Reporting Person

                      Lilian Brachfeld
--------------------------------------------------------------------------------
         2.  Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
         3.  SEC Use Only


--------------------------------------------------------------------------------
         4.  Citizenship or Place of Organization

                      Ontario, Canada
--------------------------------------------------------------------------------
                              5.       Sole Voting Power

                                          0
                              --------------------------------------------------
                              6.       Shared Voting Power

        Number of Shares                  0
       Beneficially Owned     --------------------------------------------------
       By Each Reporting      7.       Sole Dispositive Power
         Person With:
                                          0
                              --------------------------------------------------
                              8.       Shared Dispositive Power

                                          0

--------------------------------------------------------------------------------
         9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      0

--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      Not Applicable
--------------------------------------------------------------------------------

        11.  Percent of Class Represented by Amount in Row (9)

                       0%
--------------------------------------------------------------------------------
        12.     Type of Reporting Person (See Instructions)

                      IN
--------------------------------------------------------------------------------

CUSIP Number G7303A 10 9
Page 9 of 12

                                  Introduction

     Pursuant to Rule 13d-2(b) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned (the "Reporting Persons") hereby amend their Schedule 13G Statement filed August 15, 2001 (the "Schedule 13G"), relating to the Common Stock, par value $0.001 per share, of Qiao Xing Universal Telephone, Inc.

Item 1(a).  Name of Issuer

            Qiao Xing Universal Telephone, Inc. (the "Issuer")

Item 1(b).  Address of the Issuer's Principal Executive Office

            Qiao Xing Building, Wu Shi Industrial Zone, Huizhou City, Guangdong, People's Republic of China

Item 2(a).  Names of Persons Filing

            1.  BH Capital Investments, L. P. ("BHCI")
            2.  Excalibur Limited Partnership ("ELP")
            3.  HB and Co., Inc. ("HBCI")
            4.  Henry Brachfeld ("Mr. Brachfeld")
            5.  Excalibur Capital Management, Inc. ("ECMI")
            6.  William S. Hechter ("Mr. Hechter")
            7.  Lilian Brachfeld ("Mrs. Brachfeld")

            The Reporting Persons have previously filed with the SEC a copy of an agreement and power of attorney by and among the Reporting Persons granting Henry Brachfeld and William S. Hechter the power to execute and file this Amendment to Schedule 13G with the SEC on behalf of each of the Reporting Persons.

Item 2(b).  Address of the Principal Business Office:

            The address of the principal business office of BHCI, HBCI, Mr. Brachfeld and Mrs. Brachfeld is:

            175 Bloor Street East, South Tower
            Suite 705
            Toronto, Ontario, Canada M4W 3R8

            The address of the principal business office of ELP, ECMI and Mr. Hechter is:

            33 Prince Arthur Avenue
            Toronto, Ontario, Canada M5R 1B2

CUSIP Number G7303A 10 9
Page 10 of 12


Item 2(c).  Citizenship

            See Row (4) on Pages 2-8

Item 2(d).  Title of Class of Securities

            Common Stock

Item 2(e).  Cusip Number

            G7303A 10 9

Item 3.     Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

            Not Applicable

Item 4.     Ownership

            (a)   See Row (9) on Pages 2-8. Reported share ownership on this
                  Schedule 13G represents amounts beneficially owned by the Reporting Persons as of December 31, 2001.

            (b) See Row (11) on Pages 2-8. As of December 31, 2001, the Reporting Persons beneficially owned in the aggregate 3.5% of the Issuer's Common Stock based on 13,056,887 shares outstanding on October 5, 2001 as reported on the Issuer's
                  Schedule 14A filed with the SEC on October 17, 2001.

            (c)   See Rows (5)-(8) on Pages 2-8.

            (d) Mrs. Brachfeld is the sole stockholder of HBCI and the wife of Mr. Brachfeld. By reason of such status, Mrs. Brachfeld may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by HBCI and Mr. Brachfeld. Mrs. Brachfeld disclaims beneficial ownership of all such shares pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended.

            Note: The Reporting Persons no longer own any of the Issuer's Convertible Debentures. The Reporting Persons' beneficial ownership of the Issuer's securities as of December 31, 2001 consisted solely of shares of the Issuer's Common Stock.

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP Number G7303A 10 9
Page 11 of 12





Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not Applicable

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

Item 9.     Notice of Dissolution of Group

            Not Applicable

Item 10.    Certification

            Not Applicable

CUSIP Number G7303A 10 9
Page 12 of 12

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

   Dated: February 4, 2002

                                        BH Capital Investments, L.P.
                                        By: HB and Co., Inc.

                                        By: /s/ Henry Brachfeld           (SEAL)
                                            ------------------------------
                                            Henry Brachfeld
                                            President


                                        Excalibur Limited Partnership
                                        By: Excalibur Capital Management, Inc.,
                                            General Partner

                                        By: /s/ William S. Hechter        (SEAL)
                                            ------------------------------
                                            William S. Hechter
                                            President


                                        HB and Co., Inc.

                                        By: /s/ Henry Brachfeld           (SEAL)
                                            ------------------------------
                                            Henry Brachfeld
                                            President

                                            /s/ Henry Brachfeld           (SEAL)
                                            ------------------------------
                                            Henry Brachfeld


                                        Excalibur Capital Management, Inc.

                                        By: /s/ William S. Hechter        (SEAL)
                                            ------------------------------
                                            William S. Hechter, President

                                            /s/ William S. Hechter        (SEAL)
                                            ------------------------------
                                            William S. Hechter



                                        Lilian Brachfeld

                                        By: /s/ Henry Brachfeld           (SEAL)
                                            -----------------------------
                                            Henry Brachfeld
                                            Attorney in Fact (1)

-----------------------
(1) A power of attorney authorizing Mr. Brachfeld to act on behalf of certain of the Reporting Persons for the purpose of complying with Sections 13(d) and 13(g) of the Act previously has been filed with the SEC.